Exhibit 99.1

Ferguson Reports Quarter Ended October 31, 2025
Strong Execution Drives Outperformance; Calendar Year Guidance Updated
Quarterly highlights
-     Sales of $8.2 billion, increased 5.1%.
-     Gross margin of 30.7%, up 60 bps from prior year.
-     Operating margin of 9.4%, up 80 bps on prior year (9.9%, up 80 bps on an adjusted basis).
-     Diluted earnings per share of $2.90, up 23.9% ($2.84 on an adjusted basis, up 15.9%).
-    Declared quarterly dividend of $0.89, reflecting a 7% increase over the prior year.
-    Completed one acquisition during the quarter.
-    Share repurchases of $208 million during the quarter.
-    Balance sheet remains strong with net debt to adjusted EBITDA of 1.1x.

December 9, 2025, Newport News, VA— Ferguson Enterprises Inc. (NYSE: FERG; LSE: FERG). Kevin Murphy, Ferguson CEO, commented, “Our associates again delivered strong results, continuing to execute our growth strategy in a challenging market environment. We are particularly pleased with another quarter of double-digit non-residential revenue growth. Our scale-advantaged business model and consistent market outperformance enable us to invest in organic growth, as well as consolidate our markets and return capital to shareholders while maintaining a strong balance sheet.
“We are poised to deliver a strong calendar year 2025 performance and we remain confident in our markets over the medium term. While we continue to operate in an uncertain environment, we will stay focused on leveraging multiyear tailwinds in both residential and non-residential markets as we support the complex project needs of the water and air specialized professional.”
Calendar 2025 Guidance

	Updated Calendar 2025 Guidance January 1 - December 31, 2025	Prior Calendar 2025 Guidance January 1 - December 31, 2025
Net sales	~5% growth	Mid-single digit growth
Adjusted operating margin*	9.4% - 9.6%	9.2% - 9.6%
Interest expense	~$190 million	$180 - $200 million
Capital expenditures	~$350 million	$300 - $350 million
Adjusted effective tax rate*	~26%	~26%
* The Company does not reconcile forward-looking non-GAAP measures. See “Non-GAAP Reconciliations and Supplementary information”.

	Three months ended October 31,
US$ (In millions, except per share amounts)	2025		2024		Change
	Reported	Adjusted(1)	Reported	Adjusted(1)	Reported	Adjusted
Net sales	8,169	8,169	7,772	7,772	+5.1%	+5.1%
Gross margin	30.7%	30.7%	30.1%	30.1%	+60 bps	+60 bps
Operating profit	771	808	665	706	+15.9%	+14.4%
Operating margin	9.4%	9.9%	8.6%	9.1%	+80 bps	+80 bps
Earnings per share - diluted	2.90	2.84	2.34	2.45	+23.9%	+15.9%
Adjusted EBITDA		867		758		+14.4%
Net debt(1) : Adjusted EBITDA		1.1x		1.2x
(1) The Company uses certain non-GAAP measures, which are not defined or specified under U.S. GAAP. See the section titled “Non-GAAP
Reconciliations and Supplementary Information.”

Summary of financial results
Quarter ended October 31, 2025
Net sales of $8.2 billion were 5.1% ahead of last year driven by organic revenue growth of 4.2% and acquisition growth of 1.0%, partially offset by 0.1% from the adverse impact of foreign exchange rates and from a divestment in Canada. Price inflation was approximately 3%.
Gross margin of 30.7% was 60 basis points above last year driven by our associates’ disciplined execution. In addition, we continued to diligently manage the cost base to generate operating leverage.
Reported operating profit was $771 million (9.4% operating margin), 15.9% ahead of last year. Adjusted operating profit of $808 million (9.9% adjusted operating margin) was 14.4% above last year.
Reported diluted earnings per share was $2.90 (quarter ended October 31, 2024: $2.34), an increase of 23.9% compared to last year, while adjusted diluted earnings per share of $2.84 increased 15.9% due to the higher adjusted operating profit and the impact of share repurchases.
US - quarter ended October 31, 2025
Net sales in the US business increased by 5.3%, with organic revenue growth of 4.4% and a further 0.9% contribution from acquisitions.
Residential end markets, representing approximately half of US revenue, remained challenged. New residential housing starts and permit activity have been weak and repair, maintenance and improvement (“RMI”) work has also remained soft. We continue to outperform the markets with residential revenue down 1% in the quarter.
Non-residential end markets, representing approximately half of US revenue, performed better than residential. Our scale, expertise, multi-customer group approach and value added services drove continued share gains with non-residential revenue up 12% during the quarter. Growth was supported by both waterworks and commercial / mechanical, including large capital project activity. We continued to see solid bidding activity on large capital projects.
Adjusted operating profit of $806 million was 15.6% or $109 million above last year.
We completed one acquisition during the quarter, Moore Supply Company, an HVAC equipment and supplies business operating from five locations in the Chicago metro area.

Canada - quarter ended October 31, 2025
Net sales increased by 2.2%, with organic revenue growth of 0.7% and a 4.6% contribution from acquisitions, partially offset by a 1.6% adverse impact from foreign exchange rates as well as 1.5% from a non-core business divestment. Markets have remained subdued in Canada, particularly in residential. Adjusted operating profit of $16 million was $7 million below last year.
Segment overview

	Three months ended October 31,
US$ (In millions)	2025	2024	Change
Net sales:
US	7,757	7,369	+5.3%
Canada	412	403	+2.2%
Total net sales	8,169	7,772	+5.1%

Adjusted operating profit:
US	806	697	+15.6%
Canada	16	23	(30.4)%
Central and other costs	(14)	(14)
Total adjusted operating profit	808	706	+14.4%
Financial position
Net debt to adjusted EBITDA at October 31, 2025 was 1.1x. During the quarter we completed share repurchases of $208 million and have a remaining outstanding balance of approximately $0.8 billion under the current share repurchase program.
We declared a quarterly dividend of $0.89 representing a 7% growth over prior year. The dividend will be paid on February 27, 2026 to stockholders of record as of January 2, 2026.
During the quarter, we completed a public offering of $750 million of senior unsecured notes due in 2031. The proceeds will be used for general corporate purposes.

For further information please contact

Investor relations
Brian Lantz, Vice President IR and Communications	Mobile:	+1 224 285 2410
Pete Kennedy, Director of Investor Relations	Mobile:	+1 757 603 0111

Media inquiries
Christine Dwyer, Senior Director of Communications and PR	Mobile:	+1 757 469 5813
Investor conference call and webcast
A call with Kevin Murphy, CEO and Bill Brundage, CFO will commence at 8:30 a.m. ET (1:30 p.m. GMT) today. The call will be recorded and available on our website after the event at corporate.ferguson.com.
Dial in number US: +1 646 233 4753
UK: +44 (0) 20 3936 2999
Ask for the Ferguson call quoting 995576. To access the call via your laptop, tablet or mobile device please go to corporate.ferguson.com. If you have technical difficulties, please click the “Listen by Phone” button on the webcast player and dial the number provided.
About Ferguson
Ferguson (NYSE: FERG; LSE: FERG) is the largest value-added distributor serving the water and air specialized professional in our $340B residential and non-residential North American construction market. We help make our customers’ complex projects simple, successful and sustainable by providing expertise and a wide range of products and services from plumbing, HVAC, appliances, and lighting to PVF, water and wastewater solutions, and more.
Headquartered in Newport News, Va., Ferguson has sales of $30.8 billion (FY’25) and approximately 35,000 associates in over 1,700 locations. For more information, please visit corporate.ferguson.com.
Provisional financial calendar

Results for period ending December 31, 2025	February 24, 2026 with call from 8:30 a.m. ET
Timetable for the dividend

The timetable for payment of the dividend of $0.89 per share is as follows:

Ex-dividend date:	January 2, 2026
Record date:	January 2, 2026
Currency election deadline for Depositary Interest holders:	February 2, 2026
Payment date:	February 27, 2026

Further details can be found on our website corporate.ferguson.com, navigating to Investors, Shareholder Center, Dividends / Dividend History.

The completion of cross-border movements of shares between the U.K. and the U.S. is contingent upon the receiving broker identifying and acknowledging any such movements. Where a cross-border movement of shares has been initiated but not completed by the relevant dividend record date (being January 2, 2026 for this dividend), there is a risk that the dividend in respect of such shares will not be received on the dividend payment date. Accordingly, shareholders are advised not to initiate any cross-border movements of shares during the period from December 30, 2025 through January 2, 2026 inclusive.
Cautionary note on forward-looking statements
Certain information included in this announcement is forward-looking, including within the meaning of the Private Securities Litigation Reform Act of 1995, and involves risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed or implied by forward-looking statements. Forward-looking statements cover all matters which are not historical facts and include, without limitation, statements or guidance regarding or relating to our future financial position, results of operations and growth, plans and objectives for the future including our capabilities and priorities, risks associated with changes in global and regional economic, market and political conditions, ability to manage supply chain challenges, ability to manage the impact of product price fluctuations, our financial condition and liquidity, legal or regulatory changes and other statements concerning the success of our business and strategies. Forward-looking statements can be identified by the use of forward-looking terminology, including terms such as “believes,” “estimates,” “anticipates,” “expects,” “forecasts,” “guidance,” “intends,” “continues,” “plans,” “projects,” “poised,” “goal,” “target,” “aim,” “may,” “will,” “would,” “could” or “should” or, in each case, their negative or other variations or comparable terminology and other similar references to future periods. Forward-looking statements speak only as of the date on which they are made. They are not assurances of future performance and are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Therefore, you should not place undue reliance on any of these forward-looking statements. Although we believe that the forward-looking statements contained in this announcement are based on reasonable assumptions, you should be aware that many factors could cause actual results to differ materially from those contained in such forward-looking statements, including but not limited to: weakness in the economy, market trends, uncertainty and other conditions in the markets in which we operate and the macroeconomic impact of factors beyond our control (including, among others, inflation/deflation, recession, labor and wage pressures, trade restrictions such as tariffs, sanctions and retaliatory countermeasures, interest rates, and geopolitical conditions); failure to rapidly identify or effectively respond to direct and/or end customers’ wants, expectations or trends, including costs and potential problems associated with new or upgraded information technology systems or our ability to timely deploy new omni-channel capabilities; decreased demand for our products as a result of operating in highly competitive industries and the impact of declines in the residential and non-residential markets and our ability to effectively manage inventory as a result; changes in competition, including as a result of market consolidation, new entrants, vertical integration or competitors responding more quickly to emerging technologies (such as generative artificial intelligence (“AI”)); failure of a key information technology system or process as well as payment-related risks, including exposure to fraud or theft; privacy and protection of sensitive data failures, including failures due to data corruption, cybersecurity incidents, network security breaches or the use of AI; ineffectiveness of or disruption in our domestic or international supply chain or our fulfillment network, including delays in inventory availability at our distribution facilities and branches, increased delivery costs or lack of availability due to loss of key suppliers; failure to effectively manage and protect our facilities and inventory or to prevent personal injury to customers, suppliers or associates, including as a result of workplace violence; unsuccessful execution of our operational strategies; failure to attract, retain and motivate key associates; exposure of associates, contractors, customers, suppliers and other individuals to health and safety risks and fleet incidents; risks associated with acquisitions, partnerships, joint ventures and other business combinations, dispositions or strategic transactions; risks associated with sales of private label products, including regulatory, product liability and reputational risks and the adverse impact such sales may have on supplier relationships and rebates; the failure to achieve and maintain a high level of product and service quality or comply with responsible sourcing standards; inability to renew leases on favorable terms or at all, as well as any remaining obligations under a lease when we close a facility; changes in, interpretations of, or compliance with tax laws and accounting standards; our access to capital, indebtedness and changes in our credit ratings and outlook; fluctuations in product prices/costs (e.g., including as a result of the use of commodity-priced materials, inflation/deflation, trade restrictions and/or failure to qualify for or maintain supplier rebates) and foreign currency; funding risks related to our defined benefit pension plans; legal proceedings in the ordinary course of our business as well as any failure to comply with domestic and foreign laws, regulations and standards, as those laws, regulations and standards or interpretations and enforcement thereof may change; the occurrence of unforeseen developments such as litigation, investigations, governmental proceedings or enforcement actions; our failure to comply with the obligations associated with being a public company listed on the New York Stock Exchange and London Stock Exchange and the costs associated therewith; the costs and risk exposure relating to sustainability matters and disclosures, including regulatory or legal requirements and disparate stakeholder expectations; and other risks and uncertainties set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended July 31, 2025 filed with the Securities and Exchange Commission (“SEC”) on September 26, 2025 and in other filings we make with the SEC in the future. Additionally, forward-looking statements regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Other than in accordance with our legal or regulatory obligations, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Ferguson Enterprises Inc.
Non-GAAP Reconciliations and Supplementary Information
(unaudited)
Non-GAAP items
This announcement contains certain financial information that is not presented in conformity with U.S. GAAP. These non-GAAP financial measures include adjusted operating profit, adjusted operating margin, adjusted net income, adjusted earnings per share - diluted, adjusted EBITDA, adjusted effective tax rate, net debt and net debt to adjusted EBITDA ratio. The Company believes that these non-GAAP financial measures provide users of the Company’s financial information with additional meaningful information to assist in understanding financial results and assessing the Company’s performance from period to period. Management believes these measures are important indicators of operations because they exclude items that may not be indicative of our core operating results and provide a better baseline for analyzing trends in our underlying businesses, and they are consistent with how business performance is planned, reported and assessed internally by management and the Board. Such non-GAAP adjustments include amortization of acquired intangible assets, discrete tax items, and any other items that are non-recurring. Non-recurring items may include various restructuring charges, gains or losses on the disposals of businesses which by their nature do not reflect primary operations, as well as certain other items deemed non-recurring in nature and/or that are not a result of the Company’s primary operations. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These non-GAAP financial measures should not be considered in isolation or as a substitute for results reported under U.S. GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with U.S. GAAP results, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review the Company’s financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures on a forward-looking basis because it is unable to predict with reasonable certainty or without unreasonable effort non-recurring items, such as those described above, that may arise in the future. The variability of these items is unpredictable and may have a significant impact.

Summary of Organic Revenue
Management evaluates organic revenue as it provides a consistent measure of the change in revenue year-on-year. Organic revenue growth (or decline) is determined as the growth (or decline) in total reported revenue excluding the growth (or decline) attributable to currency exchange rate fluctuations, sales days, acquisitions and disposals, divided by the preceding financial year’s revenue at the current year’s exchange rates.
A summary of the Company’s historical revenue and organic revenue growth is below:

	Three months ended
	October 31, 2025		July 31, 2025		April 30, 2025		January 31, 2025		October 31, 2024
	Revenue	Organic Revenue	Revenue	Organic Revenue	Revenue	Organic Revenue	Revenue	Organic Revenue	Revenue	Organic Revenue
US	5.3%	4.4%	7.1%	6.1%	4.5%	5.0%	3.0%	2.0%	0.5%	(0.4)%
Canada	2.2%	0.7%	4.8%	0.3%	(0.3)%	3.0%	3.2%	3.1%	6.3%	1.3%
Total Company	5.1%	4.2%	6.9%	5.8%	4.3%	5.0%	3.0%	2.1%	0.8%	(0.3)%

Reconciliation of Net Income to Adjusted Operating Profit and Adjusted EBITDA

	Three months ended
	October 31,
(In millions)	2025	2024
Net income	$570	$470
Provision for income taxes	142	154
Interest expense, net	46	46
Other (income) expense, net	13	(5)
Operating profit	771	665
Corporate restructuring expenses(1)	2	3
Amortization of acquired intangibles	35	38
Adjusted Operating Profit	808	706
Depreciation & impairment of PP&E	52	44
Amortization of non-acquired intangibles	7	8
Adjusted EBITDA	$867	$758
(1)For the three months ended October 31, 2025 and 2024, corporate restructuring expenses primarily related to incremental costs in connection with transition activities following the establishment of our parent company’s domicile in the United States.

Net Debt : Adjusted EBITDA Reconciliation
To assess the appropriateness of its capital structure, the Company’s principal measure of financial leverage is net debt to adjusted EBITDA. The Company aims to operate with investment grade credit metrics and keep this ratio within one to two times.
Net debt
Net debt comprises bank overdrafts, bank and other loans and derivative financial instruments, excluding lease liabilities, less cash and cash equivalents. Long-term debt is presented net of debt issuance costs.

	As of October 31,
(In millions)	2025	2024
Long-term debt	$4,124	$3,447
Short-term debt	—	550
Bank overdrafts(1)	3	5
Derivative liabilities	3	6
Cash and cash equivalents	(526)	(601)
Net debt	$3,604	$3,407
(1)     Bank overdrafts are included in other current liabilities in the Company’s Consolidated Balance Sheets.
Adjusted EBITDA (Rolling 12-month)
Adjusted EBITDA is net income before charges/credits relating to depreciation, amortization, impairment and certain non-GAAP adjustments. A rolling 12-month adjusted EBITDA is used in the net debt to adjusted EBITDA ratio to assess the appropriateness of the Company’s financial leverage.

	Twelve months ended
(In millions, except ratios)	October 31,
	2025	2024
Net income	$1,956	$1,686
Provision for income taxes	555	711
Interest expense, net	190	180
Other (income) expense, net	11	1
Corporate restructuring expenses(1)	6	31
Business restructuring expenses(2)	73	—
Depreciation and amortization	377	345
Adjusted EBITDA	$3,168	$2,954
Net Debt: Adjusted EBITDA	1.1x	1.2x
(1)     For the rolling twelve months ended October 31, 2025 and 2024, corporate restructuring expenses primarily related to incremental costs in connection with establishing a new corporate structure to domicile our ultimate parent company in the United States, including transition activities following the domicile.
(2)     For the rolling twelve months ended October 31, 2025, business restructuring expenses related to the Company’s implementation of targeted actions to streamline operations, enhancing speed and efficiency to better serve customers and drive further profitable growth.

Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS - Diluted

	Three months ended
	October 31,
(In millions, except per share amounts)	2025		2024
		per share(1)		per share(1)
Net income	$570	$2.90	$470	$2.34
Corporate restructuring expenses(2)	2	0.01	3	0.01
Amortization of acquired intangibles	35	0.18	38	0.19
Discrete tax adjustments(3)	(39)	(0.20)	(7)	(0.04)
Tax impact-non-GAAP adjustments(4)	(9)	(0.05)	(10)	(0.05)
Adjusted net income	$559	$2.84	$494	$2.45

Diluted weighted-average shares outstanding	196.6		201.3

(1)Per share on a dilutive basis.
(2)For the three months ended October 31, 2025 and 2024, corporate restructuring expenses primarily related to incremental costs in connection with transition activities following the establishment of our parent company’s domicile in the United States.
(3)For the three months ended October 31, 2025, discrete tax adjustments mainly related to the release of uncertain tax positions following the lapse of statute of limitations and tax treatment of certain compensation items that are not material. For the three months ended October 31, 2024, discrete tax adjustments mainly related to the tax treatment of certain compensation items that are not material.
(4)For the three months ended October 31, 2025 and 2024, the tax impact on non-GAAP adjustments primarily related to the amortization of acquired intangibles.

Ferguson Enterprises Inc.
Condensed Consolidated Statements of Earnings
(unaudited)

	Three months ended
	October 31,
(In millions, except per share amounts)	2025	2024
Net sales	$8,169	$7,772
Cost of sales	(5,663)	(5,432)
Gross profit	2,506	2,340
Selling, general and administrative expenses	(1,641)	(1,585)
Depreciation and amortization	(94)	(90)
Operating profit	771	665
Interest expense, net	(46)	(46)
Other (expense) income, net	(13)	5
Income before income taxes	712	624
Provision for income taxes	(142)	(154)
Net income	$570	$470

Earnings per share - Basic	$2.91	$2.34

Earnings per share - Diluted	$2.90	$2.34

Weighted average number of shares outstanding:
Basic	196.2	200.8
Diluted	196.6	201.3

Ferguson Enterprises Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	As of
(In millions)	October 31, 2025	July 31, 2025
Assets
Cash and cash equivalents	$526	$674
Accounts receivable, net	3,807	3,964
Inventories	4,613	4,492
Prepaid and other current assets	1,025	945
Assets held for sale	56	71
Total current assets	10,027	10,146
Property, plant and equipment, net	1,886	1,846
Operating lease right-of-use assets	1,841	1,763
Deferred income taxes, net	136	225
Goodwill	2,464	2,464
Other non-current assets	1,340	1,285
Total assets	$17,694	$17,729

Liabilities and stockholders’ equity
Accounts payable	$3,468	$3,577
Other current liabilities	1,871	2,451
Total current liabilities	5,339	6,028
Long-term debt	4,124	3,752
Long-term portion of operating lease liabilities	1,434	1,367
Other long-term liabilities	741	750
Total liabilities	11,638	11,897
Total stockholders' equity	6,056	5,832
Total liabilities and stockholders' equity	$17,694	$17,729

Ferguson Enterprises Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

(In millions)	Three months ended
	October 31,
	2025	2024
Cash flows from operating activities:
Net income	$570	$470
Depreciation and amortization	94	90
Share-based compensation	64	11
Changes in inventories	(118)	(203)
Changes in receivables and other assets	49	(4)
Changes in accounts payable and other liabilities	(371)	(169)
Other operating activities	142	150
Net cash provided by operating activities	430	345
Cash flows from investing activities:
Purchase of businesses acquired, net of cash acquired	(21)	(22)
Capital expenditures	(118)	(77)
Other investing activities	7	—
Net cash used in investing activities	(132)	(99)
Cash flows from financing activities:
Purchase of treasury shares	(208)	(256)
Net change in debt and bank overdrafts	(30)	75
Cash dividends	(164)	—
Other financing activities	(46)	(33)
Net cash used in financing activities	(448)	(214)
Change in cash, cash equivalents and restricted cash	(150)	32
Effects of exchange rate changes	(2)	(3)
Cash, cash equivalents and restricted cash, beginning of period	707	625
Cash, cash equivalents and restricted cash, end of period	$555	$654